Exhibit 99.1

PRESS RELEASE

ERA GROUP INC. REPORTS
FIRST QUARTER 2016 RESULTS

Houston, Texas
May 3, 2016
FOR IMMEDIATE RELEASE — Era Group Inc. (NYSE: ERA) (the “Company”) today reported a net loss of $3.8 million, or $0.19 per diluted share, for its first quarter ended March 31, 2016 (“current quarter”) on operating revenues of $62.6 million compared to break-even net income for the quarter ended March 31, 2015 (“prior year quarter”) on operating revenues of $67.4 million.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $12.2 million in the current quarter compared to $14.6 million in the prior year quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was $9.3 million in the current quarter compared to $11.0 million in the prior year quarter. Gains on asset dispositions were $2.9 million in the current quarter compared to $3.4 million in the prior year quarter. Special items in the prior year quarter consisted of a $0.3 million gain on debt extinguishment.
“The first quarter, which is consistently our weakest quarter due to seasonal factors, was particularly challenging this year as we experienced a further decline in utilization, including the end of several contracts in December as previously disclosed with our fourth quarter results,” said Chris Bradshaw, President and Chief Executive Officer of Era Group Inc. “Despite the challenging industry conditions, we generated strong cash flows during the first quarter and improved our liquidity position by $18 million for total liquidity of $240 million at quarter end.”
First Quarter Results
Operating revenues in the current quarter were $4.8 million lower than the prior year quarter primarily due to fewer helicopters on contract and lower average rates as well as the sale of our fixed base operations (“FBO”) in Alaska in May 2015. These reductions were partially offset by the consolidation of our Brazilian joint venture, Aeróleo Taxi Aero S/A (“Aeróleo”).
Operating expenses were $0.7 million higher in the current quarter primarily due to the consolidation of Aeróleo and increased repairs and maintenance expenses, partially offset by decreased fuel, insurance and other operating expenses in the U.S.
Administrative and general expenses were $0.5 million lower in the current quarter primarily due to reduced headcount and related cost control measures as well as the elimination of shared services fees, partially offset by the consolidation of Aeróleo and higher professional service fees.
Depreciation and amortization expense was $1.2 million higher in the current quarter due to the addition of new helicopters, a base expansion project and investments in additional information technology infrastructure.
Gains on asset dispositions were $0.5 million lower in the current quarter. We sold a hangar, two helicopters and related equipment in the current quarter for proceeds of $4.0 million resulting in gains of $2.9 million. In the prior year quarter, we sold two helicopters and related equipment for proceeds of $5.4 million resulting in gains of $2.2 million, and a leasing customer exercised a purchase option for three helicopters from which we recognized gains of $1.2 million.
Interest expense was $1.2 million higher in the current quarter primarily due to reduced capitalized interest on helicopter deposits.
Foreign currency gains were $0.3 million in the current quarter primarily due to the strengthening of the Brazilian real and the revaluation of our real-denominated balances. Foreign currency losses were $3.0 million in the prior year quarter primarily due to the strengthening of the U.S. dollar resulting in losses on our euro-denominated balances and a realized loss on a settled foreign currency contract.
Sequential Quarter Results
Operating revenues in the current quarter were $11.4 million lower than in the quarter ended December 31, 2015 (“preceding quarter”) primarily due to lower utilization, including the end of several contracts in December 2015, as previously disclosed.
Operating expenses were $0.8 million lower in the current quarter primarily due to reduced headcount and fewer flight hours, partially offset by increased repairs and maintenance expenses due to vendor credits recognized in the preceding quarter and increased insurance expenses due to credits recognized in the preceding quarter.
Administrative and general expenses were $1.8 million lower in the current quarter primarily due to the write-off of an uncollectable receivable in the preceding quarter and lower professional services fees and further cost cutting measures during the current quarter.
EBITDA was $4.6 million lower compared to the preceding quarter. EBITDA adjusted to exclude gains on asset dispositions and special items was $7.0 million lower. Gains on asset dispositions were $1.9 million higher compared to the preceding quarter, and the preceding quarter included $0.5 million of special items consisting of a pre-tax charge of $1.9 million on the impairment of goodwill partially offset by a pre-tax gain of $1.4 million on the extinguishment of debt.
Depreciation expense was $0.6 million higher due to helicopters placed in service at the end of the preceding quarter. Interest expense was $0.8 million higher compared to the preceding quarter due to reduced capitalized interest. Equity earnings improved by $1.2 million compared to the preceding quarter primarily due to earnings from our Dart Holding Company (“Dart”) joint venture.
Fleet Update
We continue to experience excess capacity in our medium and heavy helicopters, and we expect this excess capacity to persist for the next several quarters. Excess helicopters include our helicopters other than those under customer contracts, undergoing maintenance or dedicated for charter activity. We are participating in several competitive bids to place excess medium and heavy helicopters on contract. In addition, we may sell certain helicopters on an opportunistic basis consistent with our stated strategy.
Capital Commitments
We have capital commitments of $156.1 million as of March 31, 2016, of which $40.1 million is payable during 2016 with the balance payable through 2018. We may terminate $129.4 million of our total commitments (inclusive of deposits paid on options not yet exercised) without further liability other than aggregate liquidated damages of $3.2 million. The noncancellable portion of our commitments payable during 2016 is $13.4 million.
Included in these capital commitments are agreements to purchase seven AW189 heavy helicopters, two S92 heavy helicopters and five AW169 light twin helicopters. The AW189 and S92 helicopters are scheduled to be delivered beginning in 2016 through 2018. Delivery dates for the AW169 helicopters have yet to be determined. In addition, we had outstanding options to purchase up to an additional ten AW189 helicopters and two S92 helicopters. If these options are exercised, the helicopters would be scheduled for delivery beginning in 2017 through 2018.
Capital Allocation and Liquidity
As of March 31, 2016, we had $30.8 million of cash and $208.9 million of remaining availability under our senior secured revolving credit facility (the “Facility”) for total liquidity of $239.7 million. As of March 31, 2016, our funded debt-to-EBITDA and interest coverage ratios, as defined in the Facility, were 2.8x and 7.2x, respectively.
Recent Developments
On Friday, April 29, 2016, an accident occurred outside of Bergen, Norway with an Airbus Helicopters H225 heavy helicopter operated by another helicopter company. There were two crew members and 11 passengers on board, and 13 fatalities were reported. The cause of the accident is not yet known and is under investigation by the relevant authorities.  In response to this accident, each of the Norwegian Civil Aviation Authority and the United Kingdom Civil Aviation Authority issued safety directives on April 29, 2016, requiring operators to suspend public transport flights and commercial air transport operations of all EC225LP (also known as a H225) model helicopters registered in, or flying in or offshore of, Norway and the United Kingdom, respectively. The safety directives permit continued search and rescue flights of the affected helicopters for the purpose of saving life.  In addition, operators and customers in other countries have temporarily suspended H225 operations pending information regarding the cause of the accident.
The Company owns nine H225 helicopters, including five that are currently located in the U.S., three that are currently located in Brazil and one that is currently on a dry-lease contract with a customer in Norway for search and rescue operations. During this suspension of H225 operations, the Company expects to utilize other heavy and medium helicopters to service its operations and expects to continue to earn revenues from the helicopter on dry-lease.  Although it is too early to know the extent of any suspension of H225 helicopter operations, the Company does not expect the near-term impact of the suspension to be material to its financial condition or results of operations.
Conference Call
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Wednesday, May 4, 2016, to review the results for the first quarter ended March 31, 2016. The conference call can be accessed as follows:
All callers will need to reference the access code 1742404.
Within the U.S.: Operator Assisted Toll-Free Dial-In Number: (888) 401-4668
Outside the U.S.: Operator Assisted International Dial-In Number: (719) 457-2627
Replay
A telephone replay will be available through May 19, 2016 and may be accessed by calling (888) 203-1112 for domestic callers or (719) 457-0820 for international callers. An audio replay will also be available on the Company’s website at www.eragroupinc.com shortly after the call and will be accessible through May 19, 2016.
For additional information concerning Era Group, contact Andrew Puhala at (713) 369-4646 or visit Era Group’s website at www.eragroupinc.com.

About Era Group

Era Group is one of the largest helicopter operators in the world and the longest serving helicopter transport operator in the U.S. In addition to servicing its U.S. customers, Era Group also provides helicopters and related services to customers and third-party helicopter operators in other countries, including Brazil, Colombia, the Dominican Republic, India, Norway, Spain, Suriname and the United Kingdom. Era Group’s helicopters are primarily used to transport personnel to, from and between offshore oil and gas production platforms, drilling rigs and other installations.
Forward-Looking Statements Disclosure
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated performance and financial condition and other similar matters involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of results to differ materially from any future results, performance or achievements discussed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, the Company’s dependence on, and the cyclical and volatile nature of, offshore oil and gas exploration, development and production activity, and the impact of general economic conditions and fluctuations in worldwide prices of and demand for oil and natural gas on such activity levels; the Company’s reliance on a small number of customers and the reduction of its customer base resulting from consolidation; cost-saving initiatives implemented by the Company’s customers; risks inherent in operating helicopters; the Company’s ability to maintain an acceptable safety record; the Company’s ability to successfully expand into other geographic and helicopter service markets; the impact of increased U.S. and foreign government regulation and legislation, including potential government implemented moratoriums on drilling activities; risks of engaging in competitive processes or expending significant resources with no guaranty of recoupment; risks of a grounding of all or a portion of the Company’s fleet for extended periods of time or indefinitely; risks that the Company’s customers reduce or cancel contracted services or tender processes; the Company’s reliance on a small number of helicopter manufacturers and suppliers; risks associated with political instability, governmental action, war, acts of terrorism and changes in the economic condition in any foreign country where the Company does business, which may result in expropriation, nationalization, confiscation or deprivation of the Company’s assets or result in claims of a force majeure situation; the impact of declines in the global economy and financial markets; the impact of fluctuations in foreign currency exchange rates on the Company’s cost to purchase helicopters, spare parts and related services and on asset values; the Company’s credit risk exposure; the Company’s ongoing need to replace aging helicopters; the Company’s reliance on the secondary helicopter market to dispose of older helicopters; the Company’s reliance on information technology; the impact of allocation of risk between the Company and its customers; the liability, legal fees and costs in connection with providing emergency response services; risks associated with the Company’s debt structure; operational and financial difficulties of the Company’s joint ventures and partners; conflict with the other owners of the Company’s non-wholly owned subsidiaries and other equity investees; adverse results of legal proceedings; adverse weather conditions and seasonality; the Company’s ability to obtain insurance coverage and the adequacy and availability of such coverage; the possibility of labor problems; the attraction and retention of qualified personnel; restrictions on the amount of foreign ownership of the Company’s common stock; and various other matters and factors, many of which are beyond the Company’s control. In addition, these statements constitute Era Group's cautionary statements under the Private Securities Litigation Reform Act of 1995. It is not possible to predict or identify all such factors. Consequently, the foregoing should not be considered a complete discussion of all potential risks or uncertainties. The words "estimate," "project," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. Era Group disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in Era Group's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based. The forward-looking statements in this release should be evaluated together with the many uncertainties that affect the Company's businesses, particularly those mentioned under "Risk Factors" in Era Group's Annual Report on Form 10-K/A for the year ended December 31, 2015, in Era Group's subsequent Quarterly Reports on Form 10-Q and in Era Group's current reporting on Form 8-K (if any), which are incorporated by reference.

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2016	2015
Operating revenues	$62,582	$67,415
Costs and expenses:
Operating	44,307	43,605
Administrative and general	9,227	9,743
Depreciation and amortization	12,766	11,602
Total costs and expenses	66,300	64,950
Gains on asset dispositions, net	2,913	3,388
Operating income (loss)	(805)	5,853
Other income (expense):
Interest income	301	251
Interest expense	(4,748)	(3,545)
Derivative losses, net	—	(12)
Foreign currency gains (losses), net	281	(2,960)
Gain on debt extinguishment	—	264
Other, net	(17)	—
Total other income (expense)	(4,183)	(6,002)
Loss before income taxes and equity earnings	(4,988)	(149)
Income tax benefit	(1,014)	(55)
Loss before equity earnings	(3,974)	(94)
Equity earnings (losses), net of tax	24	(145)
Net loss	(3,950)	(239)
Net loss attributable to non-controlling interest in subsidiary	132	197
Net loss attributable to Era Group Inc.	$(3,818)	$(42)

Loss per common share, basic and diluted	$(0.19)	$—

Weighted average common shares outstanding, basic and diluted	20,219,937	20,195,955

EBITDA	$12,249	$14,602
Adjusted EBITDA	$12,249	$14,338
Adjusted EBITDA excluding gains	$9,336	$10,950

ERA GROUP INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited, in thousands, except share and per share amounts)

	Three Months Ended
	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
Operating revenues	$62,582	$73,943	$69,741	$70,738	$67,415
Costs and expenses:
Operating	44,307	45,085	43,007	39,784	43,605
Administrative and general	9,227	11,052	11,238	10,779	9,743
Depreciation and amortization	12,766	12,151	12,186	11,398	11,602
Total costs and expenses	66,300	68,288	66,431	61,961	64,950
Gains (losses) on asset dispositions, net	2,913	994	1,813	(242)	3,388
Goodwill impairment	—	(1,866)	—	—	—
Operating income (loss)	(805)	4,783	5,123	8,535	5,853
Other income (expense):
Interest income	301	391	232	317	251
Interest expense	(4,748)	(3,979)	(3,121)	(2,881)	(3,545)
Derivative gains (losses), net	—	(4)	8	(10)	(12)
Foreign currency gains (losses), net	281	(319)	146	543	(2,960)
Gain (loss) on debt extinguishment	—	1,369	(16)	—	264
Gain on sale of FBO	—	—	—	12,946	—
Other, net	(17)	54	—	(9)	—
Total other income (expense)	(4,183)	(2,488)	(2,751)	10,906	(6,002)
Income (loss) before income taxes and equity earnings	(4,988)	2,295	2,372	19,441	(149)
Income tax expense (benefit)	(1,014)	4,691	1,343	8,138	(55)
Income (loss) before equity earnings	(3,974)	(2,396)	1,029	11,303	(94)
Equity earnings (losses), net of tax	24	(1,224)	(376)	(198)	(145)
Net income (loss)	(3,950)	(3,620)	653	11,105	(239)
Net loss (income) attributable to non-controlling interest in subsidiary	132	173	208	228	197
Net income (loss) attributable to Era Group Inc.	$(3,818)	$(3,447)	$861	$11,333	$(42)

Earnings (loss) per common share, basic	$(0.19)	$(0.17)	$0.04	$0.55	$—
Earnings (loss) per common share, diluted	$(0.19)	$(0.17)	$0.04	$0.55	$—

Weighted average common shares outstanding, basic	20,219,937	20,183,027	20,260,514	20,273,780	20,195,955
Weighted average common shares outstanding, diluted	20,219,937	20,183,027	20,287,069	20,332,657	20,195,955

EBITDA	$12,249	$16,810	$17,071	$33,205	$14,602
Adjusted EBITDA	$12,249	$17,307	$17,087	$20,259	$14,338
Adjusted EBITDA excluding gains	$9,336	$16,313	$15,274	$20,501	$10,950

ERA GROUP INC. OPERATING REVENUES BY LINE OF SERVICE (unaudited, in thousands)

	Three Months Ended
	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
Oil and gas:(1)
U.S. Gulf of Mexico	$36,812	$40,368	$42,132	$41,821	$41,913
Alaska	932	3,309	5,429	6,009	3,801
International	14,054	18,865	60	47	—
Total oil and gas	51,798	62,542	47,621	47,877	45,714
Dry-leasing	3,995	4,643	11,925	12,233	11,956
Search and rescue	4,891	4,955	4,418	4,989	5,238
Air medical services	1,898	1,803	1,854	1,914	2,367
Flightseeing	—	—	3,923	3,118	—
Fixed base operations	—	—	—	614	2,146
Eliminations	—	—	—	(7)	(6)
	$62,582	$73,943	$69,741	$70,738	$67,415

FLIGHT HOURS BY LINE OF SERVICE(2) (unaudited)

	Three Months Ended
	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
Oil and gas:(1)
U.S. Gulf of Mexico	7,290	8,255	9,435	8,717	7,612
Alaska	77	380	797	732	290
International	2,332	3,055	22	14	—
Total oil and gas	9,699	11,690	10,254	9,463	7,902
Search and rescue	201	275	265	260	300
Air medical services	618	748	949	826	825
Flightseeing	—	—	1,502	1,118	—
	10,518	12,713	12,970	11,667	9,027
____________________

(1)	Primarily oil and gas services, but also includes revenues from activities such as firefighting and utility support.

(2)	Does not include hours flown by helicopters in our dry-leasing line of service.

ERA GROUP INC. CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited, in thousands)

	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$30,803	$14,370	$13,808	$17,002	$33,691
Receivables:
Trade, net of allowance for doubtful accounts	36,980	48,639	39,498	39,866	38,949
Tax receivables	6,068	6,085	114	105	380
Other	3,707	3,305	2,399	2,005	2,187
Inventories, net	27,744	27,994	24,932	25,808	26,189
Prepaid expenses	3,274	1,963	3,055	3,847	4,081
Deferred income taxes	—	—	2,276	2,507	2,167
Other current assets	191	191	2,297	6,762	2,800
Total current assets	108,767	102,547	88,379	97,902	110,444
Property and equipment	1,171,271	1,175,909	1,175,693	1,192,445	1,171,548
Accumulated depreciation	(325,363)	(316,693)	(311,070)	(314,484)	(315,399)
Net property and equipment	845,908	859,216	864,623	877,961	856,149
Equity investments and advances	28,795	28,898	30,256	30,945	31,397
Goodwill	—	—	1,589	1,823	352
Intangible assets	1,153	1,158	1,411	1,410	—
Other assets	12,850	12,532	9,164	10,890	11,409
Total assets	$997,473	$1,004,351	$995,422	$1,020,931	$1,009,751

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$10,119	$12,000	$12,037	$12,026	$13,904
Accrued wages and benefits	6,244	9,012	7,861	7,293	6,822
Accrued interest	3,491	562	3,992	813	4,791
Accrued income taxes	—	—	7,415	7,613	37
Derivative instruments	—	—	71	192	275
Accrued other taxes	1,905	2,520	1,259	968	1,326
Accrued contingencies	2,851	2,410	—	—	—
Current portion of long-term debt	2,291	3,278	25,335	26,130	26,729
Other current liabilities	1,775	2,300	3,476	2,588	1,795
Total current liabilities	28,676	32,082	61,446	57,623	55,679
Long-term debt	263,590	263,698	239,515	264,014	273,677
Deferred income taxes	229,083	229,848	213,998	218,802	217,200
Deferred gains and other liabilities	2,855	2,616	1,956	1,994	1,937
Total liabilities	524,204	528,244	516,915	542,433	548,493

Redeemable noncontrolling interest	4,672	4,804	4,783	5,195	—
Equity:
Era Group Inc. stockholders’ equity:
Common stock	211	207	207	206	206
Additional paid-in capital	434,460	433,175	432,774	431,233	430,251
Retained earnings	36,684	40,502	43,949	43,088	31,755
Treasury shares, at cost	(2,850)	(2,673)	(2,632)	(563)	(560)
Accumulated other comprehensive income (loss), net of tax	92	92	92	(44)	93
Total Era Group Inc. stockholders’ equity	468,597	471,303	474,390	473,920	461,745
Non-controlling interest	—	—	(666)	(617)	(487)
Total equity	468,597	471,303	473,724	473,303	461,258
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$997,473	$1,004,351	$995,422	$1,020,931	$1,009,751

Our management uses EBITDA and Adjusted EBITDA to assess the performance and operating results of our business. EBITDA is defined as Earnings before Interest (includes interest income and interest expense), Taxes, Depreciation and Amortization. Adjusted EBITDA is defined as EBITDA further adjusted for certain items noted in the reconciliation below that occur during the reported period. We include EBITDA and Adjusted EBITDA to provide investors with a supplemental measure of our operating performance. Neither EBITDA nor Adjusted EBITDA is a recognized term under generally accepted accounting principles in the U.S. (“GAAP”). Accordingly, they should not be used as an indicator of, or an alternative to, net income as a measure of operating performance. In addition, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow available for management’s discretionary use, as they do not consider certain cash requirements, such as debt service requirements. Because the definitions of EBITDA and Adjusted EBITDA (or similar measures) may vary among companies and industries, they may not be comparable to other similarly titled measures used by other companies.
The following table provides a reconciliation of Net Income, the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA (in thousands).

	Three Months Ended
	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
Net Income	$(3,950)	$(3,620)	$653	$11,105	$(239)
Depreciation and amortization	12,766	12,151	12,186	11,398	11,602
Interest income	(301)	(391)	(232)	(317)	(251)
Interest expense	4,748	3,979	3,121	2,881	3,545
Income tax expense (benefit)	(1,014)	4,691	1,343	8,138	(55)
EBITDA	$12,249	$16,810	$17,071	$33,205	$14,602
Special items (1)	—	497	16	(12,946)	(264)
Adjusted EBITDA	$12,249	$17,307	$17,087	$20,259	$14,338
Losses (gains) on asset dispositions, net	(2,913)	(994)	(1,813)	242	(3,388)
Adjusted EBITDA excluding gains	$9,336	$16,313	$15,274	$20,501	$10,950
____________________

(1)	Special items include the following:

•
In the three months ended December 31, 2015, a pre-tax gain of $1.4 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes and a pre-tax charge of $1.9 million on the impairment of our goodwill;

•	In the three months ended September 30, 2015, a pre-tax loss of less than $0.1 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes;

•	In the three months ended June 30, 2015, a pre-tax gain of $12.9 million on the sale of our FBO in Alaska; and

•	In the three months ended March 31, 2015, a pre-tax gain of $0.3 million on the extinguishment of debt related to the repurchase of a portion of our 7.750% Senior Notes.

The Facility requires that the Company maintain certain financial ratios on a rolling 12-month basis. The interest coverage ratio is a trailing 12-month quotient of (i) EBITDA (as defined in the Facility) less dividends and distributions divided by (ii) interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies. The funded debt to EBITDA ratio is calculated by dividing (i) the sum of total debt for borrowed money, capital lease obligations and guaranties of obligations of non-consolidated entities by (ii) EBITDA (as defined in the Facility). The funded debt to EBITDA ratio is not a measure of operating performance or liquidity defined by GAAP and may not be comparable to similarly titled measures presented by other companies.

ERA GROUP INC. FLEET COUNTS (1) (unaudited)

	Mar 31, 2016	Dec 31, 2015	Sep 30, 2015	Jun 30, 2015	Mar 31, 2015
Heavy:
H225	9	9	9	9	9
S92	2	2	—	—	—
AW189	2	2	—	—	—
	13	13	9	9	9

Medium:
AW139	38	38	39	39	39
S76 C+/C++	6	6	6	6	6
S76 A++	—	2	2	2	2
B212	8	8	8	8	8
B412	1	1	2	3	3
	53	55	57	58	58

Light—twin engine:
A109	7	7	7	7	7
EC135	17	17	17	19	19
EC145	5	5	5	5	5
BK117	3	3	3	3	3
BO105	3	3	3	3	—
	35	35	35	37	34

Light—single engine:
A119	14	14	16	17	17
AS350	29	29	31	31	35
	43	43	47	48	52
Total Helicopters	144	146	148	152	153
____________________

(1)	Includes all owned, joint ventured, leased-in and managed helicopters and excludes helicopters fully paid for and delivered but not yet placed in service as of the applicable dates.